DocuSign Envelope ID: F65ADF94-6CC0-47B2-B040-3DC5BAB61A38

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:37 PM 05/09/2024
FILED 04:37 PM 05/09/2024
SR 20242004809 - File Number 7598584

**CERTIFICATE OF AMENDMENT**
**TO**
**CERTIFICATE OF INCORPORATION**
**OF**
**HEALTHCARE BUSINESS RESOURCES INC.**

Healthcare Business Resources Inc. (the "**corporation**"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**DGCL**"), hereby certifies that:

1. This Certificate of Amendment to Certificate of Incorporation (this "**Amendment**") amends the provisions of the Certificate of Incorporation of the corporation, filed with the Delaware Secretary of State on September 9, 2019 (the "**Certificate of Incorporation**").

2. This Amendment has been approved and duly adopted by resolution of the corporation's Board of Directors and the written consent of the requisite majority of stockholders in accordance with the provisions of Sections 228 and 242 of the DGCL.

3. The First Article of the Certificate of Incorporation is amended to read in its entirety as follows: FIRST: The name of this corporation is: GenFlat Holdings, Inc.

4. The Fourth Article of the Certificate of Incorporation is amended to read in its entirety as follows: FOURTH: The total number of shares of which the corporation is authorized to issue is 25,000,000 shares of common stock, par value $0.001 per share. All of the shares of common stock shall be of one class.
   At the Effective Time, each one hundred (100) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the **"Reverse Stock Split"**). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to be rounded up to the next whole share of common stock. Each certificate that immediately prior to the Effective Time represented shares of common stock (**"Old Certificates"**), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to adjustment for fractional share interests as described above. For purposes of clarity, after the Reverse Stock Split, the total number of shares of which the corporation is authorized to issue is 25,000,000 shares of common stock, par value $0.001 per share.

5. The effective time (the **"Effective Time"**) of this Amendment shall be May 17, 2024, at 4:00 p.m. EDT.

6. All other provisions of the Certificate of Incorporation remain in full force and effect.

**IN WITNESS WHEREOF**, the undersigned duly authorized officer of the corporation has executed this Certificate of Amendment to Certificate of Incorporation as of May 9, 2024.

**HEALTHCARE BUSINESS RESOURCES INC.**

By: Drew P. Hall
Name: Drew Hall
Title: CEO